EXHIBIT 11

                              CARNIVAL CORPORATION
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                     (in thousands, except per share data)

                                     Six Months              Three Months
                                    Ended May 31,            Ended May 31,
                                   1995      1994           1995      1994
Net income                       $157,321  $142,937      $  89,769   $77,886
Adjustments to net income for
the purpose of computing fully
diluted earnings per share:
     Interest reduction from
     assumed conversion of 4.5%
     Convertible Subordinated
     Notes                          2,770     2,770         1,385      1,385
Adjusted net income              $160,091  $145,707      $ 91,154  $  79,271



Weighted average shares
outstanding                       283,356   282,672       283,886    282,670

Adjustments to weighted
average shares outstanding for the
purpose of computing fully diluted
earnings per share:
Additional shares issuable upon
assumed conversion of 4.5%
Convertible Subordinated Notes      6,618     6,618          6,618      6,618
Adjusted weighted average
shares outstanding                289,974   289,290        290,504    289,288

Earnings per share:
Primary                              $.56      $.51           $.32       $.28
Fully Diluted*                       $.55      $.50           $.31       $.27

*In accordance with Accounting Principles Board Opinion No. 15, the Company does not present fully diluted EPS in its financial statements because the Company's convertible securities are anti-dilutive or result in a less than 3% dilution for the periods presented.
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